Exhibit 99.5

Consent of Director Nominee of Capital Gold Corporation

The undersigned hereby consents to being named in the Registration Statement on Form S-4 (the “Registration Statement”) of Capital Gold Corporation (the “Company”) originally filed on April 1, 2010, and related proxy statement/prospectus, and any and all amendments thereto, as a nominee to the board of directors of the Company pursuant to the Business Combination Agreement dated as of February 10, 2010, by and between the Company and Nayarit Gold, Inc., and as contemplated in the Registration Statement.

Date: April 1, 2010

/s/ Stephen M. Cooper
Name: Stephen M. Cooper